AMENDMENT No. 1 TO FUND PARTICIPATION AGREEMENT

THIS AMENDMENT TO PARTICIPATION AGREEMENT is made as of this 30 day of September, 2011, by and among GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY (“GWL&A”), FIRST GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY (“First GWL&A”), AMERICAN FUNDS INSURANCE SERIES (“Series”), an open-end management investment company organized under the laws of the Commonwealth of Massachusetts; and CAPITAL RESEARCH AND MANAGEMENT COMPANY (“CRMC”), a corporate organized under the laws of the State of Delaware, (collectively, the “Parties”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Original Agreement (defined below).

RECITALS

WHEREAS, GWL&A, First GWL&A, the Series and CRMC are parties to a Fund Participation Agreement dated January 28, 2008 (the “Agreement”); and

WHEREAS, the Parties to the Agreement desire to add the COLI VUL-1 Series Account of First GWL&A to the Agreement;

WHEREAS, The Parties desire and agree to amend the Agreement by deleting in its entirety Attachment B of the Agreement and replacing it with the Attachment B attached hereto.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereby amend the Agreement as follows:

1.	All references to “Class 1” in the Agreement are replaced with “Class 2”.

2.	The following provision is added to the Agreement:

“The Insurance Company will be entitled to a Rule 12b-1 service fee paid by the Series, to be accrued daily and paid monthly at an annual rate of 0.25% of the average daily net assets of the Class 2 shares of each Fund attributable to the Contracts for personal services and account maintenance services for Contract owners for as long as the Series’ Plan of Distribution pursuant to Rule 12b-l under the 1940 Act remains in effect.”

3.	All references to the “Account” now include the COLI VUL 1 Series Account of First GWL&A;

4.	Attachment B of the Agreement is hereby replaced in its entirety with Attachment B as attached and incorporated by reference to this Amendment.

Except as expressly supplemented, amended or consented to hereby, all of the representations and conditions of the Agreement will remain unamended and will continue to be in full force and effect.

[Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the          day of                , 2011.

GREAT-WEST LIFE AND ANNUITY INSURANCE COMPANY

By its authorized officer,

By:	/s/ Christopher Bergeon

Name:	Christopher Bergeon
Title:	VP
Date:	9/29/11

FIRST GREAT-WEST LIFE AND ANNUITY INSURANCE COMPANY

By its authorized officer,

By:	/s/ Susan Gile

Name:	Susan Gile
Title:	V.P.
Date:	9.29.11

AMERICAN FUNDS INSURANCE SERIES

By its authorized officer,

By:	/s/ Steven I. Koszalka

Name:	Steven I. Koszalka
Title:	Secretary
Date:	10/6/11

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By its authorized officer,

By:	/s/ Michael J. Downer

Name: Michael J. Downer
Title: Senior Vice President and Secretary
Date: 10/7/11

ATTACHMENT B

LIST OF ACCOUNTS:

COLI VUL 2 SERIES ACCOUNT OF GWLA

COLI VUL 4 SERIES ACCOUNT OF GWLA

COLI VUL 7 SERIES ACCOUNT OF GWLA

COLI VUL 1 SERIES ACCOUNT OF FGWLA

COLI VUL 2 SERIES ACCOUNT OF FGWLA

COLI VUL 4 SERIES ACCOUNT OF FGWLA

4